UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 17, 2010

COFFEE HOLDING CO., INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-32491 (Commission File Number)	11-2238111 (IRS Employer Identification No.)

3475 Victory Boulevard, Staten Island, NY  10314
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (718) 832-0800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Effective May 17, 2010, Coffee Holding Co., Inc. (the “Company”) and Organic Products Trading Company LLC, a wholly-owned subsidiary of the Company (formerly Coffee Holding Acquisition LLC) (the “Buyer”), entered into the First Amendment to the previously-disclosed Agreement for Purchase and Sale of Assets, originally dated April 22, 2010 (the “Asset Purchase Agreement”), with Organic Products Trading Company, a Washington corporation (the “Seller”), the principals of the Seller and the Garth William Smith and Gaylene Louise Smith Revocable Living Trust, the sole stockholder of the Seller (the “Stockholder). Under the First Amendment to the Asset Purchase Agreement, Buyer agreed to issue and transfer the common stock transfers that constitute the Common Stock Payment and the Supplemental Common Stock Payments, defined below, to the Stockholder, rather than to the Seller.

       The information set forth in Item 2.01 related to terms of the Asset Purchase Agreement, as amended, is hereby incorporated by reference under this Item 1.01.

Item 2.01    Completion of Acquisition or Disposition of Assets.

On May 17, 2010 (the “Closing Date”), Buyer purchased substantially all of the assets, including inventory, trademarks and supply-chain relationships (the “Assets”) of Seller pursuant to the Asset Purchase Agreement, as amended.  Buyer purchased the Assets for a purchase price consisting of: a) $450,000 in cash on the Closing Date, b) an additional $50,000 in cash if Buyer generates a pre-tax net profit of $300,000 or more within a certain period, which payment will be made on or before June 15, 2011, c) 50,000 shares of Company common stock on the Closing Date (the “Common Stock Payment”), d) up to an additional 10,000 shares of Company common stock if Buyer generates a pre-tax net profit of $300,000 or more within certain periods, which payments of up to 5,000 shares each will be made on June 15, 2011 and June 15, 2012 (the “Supplemental Common Stock Payments”), and e) on the Closing Date, $1,809,924.24, which amount was based on the cost of inventory transferred to Buyer.

All of the employees of Seller became employees of Buyer at the closing and Buyer has entered into two-year employment agreements with each of Seller’s principals, Garth Smith and Gaylene Smith, to ensure continuity of the business.  Buyer will operate under the “Organic Products Trading Company” name from Seller’s Vancouver, Washington location.

Item 3.02    Unregistered Sales of Equity Securities.

In connection with the purchase of the Assets under the Asset Purchase Agreement, the Company issued 50,000 shares of its common stock to Stockholder on the Closing Date and the Company may issue up to an additional 10,000 shares of its common stock to Stockholder in the future.  The Company relied upon Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of its common stock to the Stockholder, based on the offer and sale not being a public offering of the common stock and because there was not a general solicitation or general advertising involved in the transaction. Accordingly, the Company shares issued to Stockholder as the Common Stock Payment are restricted, and the shares that may be issued to Stockholder as the Supplemental Common Stock Payments will be restricted, within the meaning of Rule 144 of the Securities Act.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (e)

The Board of Directors of the Company (the “Board”) approved employment agreements for Garth Smith, the President of the Buyer, and for Gaylene Smith, the Treasurer and Secretary of the Buyer, which agreements became effective May 17, 2010.  The employment agreement for each executive officer provides for a two-year term and provide for (i) for annual base compensation of $150,000 for each executive officer, (ii) for a bonus at the Board’s discretion, and (iii) for a twelve (12) month non-compete and non-solicitation period upon termination of employment.

Under the employment agreements, if certain conditions are met, each executive officer will be entitled to receive 50% of his or her base salary during the remaining term of the agreement if his or her employment is terminated by Buyer without cause or by the executive officer due to a significant change in the nature and scope of the authority, powers, functions, benefits or duties attached to his or her position.  In the event that the employment of either executive officer is terminated because of death or disability, the Asset Purchase Agreement may specify payments to be made.

This description of the Agreements is qualified in its entirety by reference to the Agreements.

Item 9.01    Financial Statements and Exhibits.

(d)           The following exhibits are furnished with this Report:

Exhibit No.	Description
99.1	Press release dated May 18, 2010

Cautionary Statement Regarding Forward-Looking Statements

Any statements that are not historical facts contained in this current report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s SEC filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COFFEE HOLDING CO., INC.

Date: May 19, 2010	By:	/s/ Andrew Gordon
Andrew Gordon President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated May 18, 2010

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